Exhibit 3.327
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
BFI of Illinois, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:
First: That the Sole Director and Sole Shareholder of the Company duly adopted by written consent on February 18, 1999, resolutions declaring the following amendment to the certificate of incorporation of the Company:
RESOLVED, the Article 1 of the Company’s certificate of incorporation is hereby amended to read as follows:
“The name of the corporation is Browning-Ferris Industries of Illinois, Inc.,”
; and
RESOLVED FURTHER, that the President or any Vice President of the Company, be, and each hereby is, authorized and directed to sign any and all documents necessary to effectuate the change in the name of the Company.
Second: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Third: That the capital of the Company shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and the certificate be signed by Eileen B. Schuler, its Vice President, the 18th day of February, 1999.

BFI OF ILLINOIS, INC.
By:	/s/ Eileen B. Schuler
Eileen B. Schuler
Title:	Vice President

CERTIFICATE OF INCORPORATION
OF
BFI of Illinois, Inc.
*****
1.	The name of the corporation is BFI of Illinois, Inc.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) and the par value of each of such shares is one dollar ($1.00), amounting in the aggregate to one thousand dollars ($1,000.00).

5A.	The name and mailing address of the sole incorporator is as follows:

Mike DeSilva	811 Dallas Avenue, Houston, TX 77002
5B.	The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Eileen B. Schuler	P. O. Box 3151, Houston, TX 77253
6.	The corporation is to have perpetual existence.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of February, 1999.

/s/ Mike DeSilva
Mike DeSilva